UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2009

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19700 (Commission File Number)	33-0266089 (I.R.S. Employer Identification No.)

9360 Towne Centre Drive

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (858) 552-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

On October 30, 2009, Amylin Pharmaceuticals, Inc. and Takeda Pharmaceutical Company Limited entered into a License, Development and Commercialization Agreement, or the development agreement, pursuant to which the companies will co-develop and commercialize pharmaceutical products containing compounds specified in the development agreement for the treatment of human indications including, but not limited to, (i) weight management and/or obesity, (ii) glycemic control and (iii) cardiovascular disease.  Amylin will receive a one-time, non-refundable cash payment of $75 million from Takeda in connection with the execution of the development agreement.

Amylin will also receive certain payments upon the achievement of milestone events including:  (i) up to $200 million for achieving development milestones with respect to two specific products and up to $50 million for achieving development milestones with respect to any additional products; (ii) up to $140 million per product for achieving commercial milestones related to the first sale of a product in various territories; and (iii) up to $800 million per product for the achievement of certain sales based milestones.  Takeda will also pay Amylin double-digit tiered royalties based on total annual sales of products.

Amylin will be responsible for executing all development activities for each product through the completion of all phase 2 clinical trials of such products for the purpose of obtaining regulatory approval in the United States.  Amylin will also be responsible for  certain third party royalties.  Takeda will be responsible for the execution of all other development activities for the purpose of obtaining regulatory approval in and outside the United States.  Throughout the term of the development agreement, Takeda will generally be responsible for 80% of the development costs associated with obtaining approval for the products in the United States and Amylin will be responsible for 20% of such costs, except for certain clinical safety trial costs for which Amylin will have additional cost-sharing responsibility.  Takeda will be responsible for 100% of all development costs associated with obtaining approval for the products outside the United States.

Takeda will be responsible for commercializing the products in and outside the United States and will be responsible for all commercialization costs associated with the products.  Amylin will have the option to co-commercialize the first 2 approved products containing different clinically active ingredients and any follow-on products containing the identical ingredients.

The development agreement will terminate at Takeda’s election or upon the expiration of all Takeda payment obligations to Amylin.  Either party may terminate the agreement for cause, including the commencement of insolvency, bankruptcy, reorganization or other similar proceeding by a party or if the other party breaches any material provision of the development agreement including breaches of payment or commercially reasonable efforts obligations.  Further, either party may terminate the development agreement for safety issues or failure to obtain any necessary third party license.

The above description of the development agreement is a summary and is qualified in its entirety by the terms of the agreement, which will be filed with Amylin’s annual report on Form 10-K for the year ended December 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated:	November 2, 2009	By:	/s/ Lloyd A. Rowland
Lloyd A. Rowland
Vice President, Governance and Compliance, and Secretary